UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Immune Pharmaceuticals Inc.

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 Immune Pharmaceuticals Announces Filing of Proxy Statement for Reverse Stock Split

- Immune to hold Special Meeting of Stockholders Wednesday, August 22, 2018 -

- Company encourages stockholders to vote in favor of the Board of Director’s suggested proposals -

Englewood Cliffs, NJ (July 17, 2018) – Immune Pharmaceuticals, Inc. (Nasdaq: IMNP) (“Immune” or the “Company”), a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases, announced today it has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") and will host a Special Meeting of Stockholders on August 22, 2018 to consider and vote on the following matters:

1.	Approval of a reverse stock split of the Company’s common stock at a ratio between one-for-five and one-for-twenty, if and as determined by the Company’s Board of Directors, at any time before the earlier of August 22, 2019 and the next annual meeting of stockholders of the Company.

2.	Approval of a proposal for the adjournment of the Special Meeting to permit the Company to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve the foregoing proposal.

Immune’s Board of Directors believes that it is in the best interests of the Company and its stockholders to approve a reverse stock split of our outstanding Common Stock for the following reasons:

•

On December 1, 2017, the Company was notified by The Nasdaq Stock Market LLC (“Nasdaq LLC”) that for 30 consecutive business days, the bid price of the Company’s common stock had closed below $1.00 per share, in violation of Nasdaq Listing Rule 5550(a)(2) (the “Rule”) for continued listing on The Nasdaq Capital Market (“NASDAQ”). The Company had been provided a 180-day grace period, through May 30, 2018, to evidence compliance with the Rule. Prior correspondence from the Staff of the Listing Qualifications Department (the “Staff”) of Nasdaq LLC further indicated that the Company may be eligible for a second 180-day grace period so long as the Company satisfied the continued listing requirement for market value of publicly held shares and all other requirements for initial listing on NASDAQ, with the exception of the bid price requirement, upon the expiration of the first grace period and the Company provided written notice of its intention to cure the deficiency during the second compliance period, including if necessary, by effecting a reverse stock split. The Company satisfied the quantitative requirements to obtain a second 180-day grace period and submitted the requisite notice to the Staff; however, the Staff determined to deny the Company’s request for a second grace period based upon the Company’s history of non-compliance with the Rule.

•	On July 19, 2018, a NASDAQ Hearings Panel (the “Panel”) will hear the Company’s proposed plan to regain prompt compliance with the minimum $1.00 bid price requirement and the Company’s arguments for why it should remain on NASDAQ. The proposed Reverse Stock Split is an essential part of that plan. The Company’s common stock will continue to trade on NASDAQ under the symbol "IMNP" pending the determination of the Panel.

•	The Board of Directors believes that the Reverse Stock Split is necessary to increase the market price of the Company’s common stock to satisfy NASDAQ’s $1.00 minimum bid price requirement. If the Company’s common stock does not trade above $1.00 per share, it will be delisted from NASDAQ and will trade only on an over-the-counter market, such as the OTCQB or the Pink Market.

•	The Board of Directors believes that failure to maintain the Company’s NASDAQ listing will negatively impact it’s the Company’s ability to access the capital markets and will make it more difficult for the Company to attract qualified Board candidates and potential strategic and collaborative partners.

•	If the Company’s common stock is delisted from NASDAQ, it will be subject to SEC rules governing "penny stocks," which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, will further limit the ability of investors to trade in the Company’s common stock and may limit the willingness of individual investors and institutions to purchase the Company’s common stock.

•	The Board of Directors believes that the Reverse Stock Split will enhance the appeal of the Company’s common stock to the financial community, including institutional investors, and the general investing public.

Based on the foregoing, the Company’s Board of Directors is recommending that stockholders vote “FOR” Proposals 1 and 2.

Reducing the number of outstanding shares of the Company’s common stock through the Reverse Stock Split is intended to increase the per share market price of the Company’s common stock. However, other factors, such as financial results and market conditions, may adversely affect the market price of the Company’s common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Company’s common stock will increase proportionately following the Reverse Stock Split, or that the market price of the Company’s common stock will not decrease in the future. Accordingly, the total market capitalization of the Company’s common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Additionally, if implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of the Company’s common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

There will be no change in the Company’s authorized shares because of the amendment to its certificate of incorporation and therefore, upon effectiveness of the Reverse Stock Split, the number of shares of the Company’s common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares. Except as discussed in the definitive proxy statement under the heading "Principal Effects of the Reverse Stock Split," currently the Company has no proposals, arrangements or understandings to issue any of its authorized but unissued shares of common stock. However, some of these additional authorized shares could be used in the future for various purposes without further stockholder approval, except as such approval may be required in certain cases by the Company’s certificate of incorporation, applicable law or the rules of any stock exchange or other system on which the Company’s securities may then be listed.

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.proxyvote.com

You may vote during the Special Meeting of the Stockholders via the Internet until voting is closed. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Immune in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed reverse stock split. STOCKHOLDERS ARE URGED TO READ CAREFULLY, AND IN ITS ENTIRETY, THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS FILED WITH THE SEC, AND OTHER RELEVANT MATERIALS, BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED REVERSE STOCK SPLIT. The definitive proxy statement was first mailed to stockholders of record as of July 10, 2018 on July 17, 2018, and is publicly available on the SEC’s website at www.sec.gov. Stockholders may obtain free copies of the Company's definitive proxy statement, any amendments to the proxy statement and its other SEC filings electronically by accessing the SEC's home page at www.sec.gov. Stockholders may also obtain a free copy of the definitive proxy statement, any amendments and supplements to the definitive proxy statement and other relevant documents by writing to Immune Pharmaceuticals Inc., 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632, Attn: Secretary, or by phone at (201) 464-2677.

Participation in Solicitation

This press release may constitute soliciting material under SEC Rule 14a-12, and Immune and its directors, executive officers, and advisors may be deemed to be participants in the solicitation of proxies from the holders of Immune common stock in respect of the proposed reverse stock split. Investors may obtain additional information regarding the interest of those participants by reading the Company's definitive proxy statement, any amendments to the definitive proxy statement and other relevant proxy materials, and the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC, available at the SEC’s website at www.sec.gov.

About Immune Pharmaceuticals, Inc.

Immune Pharmaceuticals, Inc. is a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases. Immune’s lead program, bertilimumab, is a first-in-class, human monoclonal antibody that binds eotaxin-1, a chemokine that attracts eosinophils to the site of inflammation. By blocking eotaxin-1, bertilimumab may prevent the migration and activation of eosinophils and other cells, thus blocking an important inflammatory pathway active in a variety of allergic and immune diseases. Bertilimumab has shown promising clinical activity in bullous pemphigoid and has been studied in other conditions including allergic rhinitis and ulcerative colitis, and may have application in other diseases, including atopic dermatitis, asthma, and other diseases. Immune is also developing NanoCyclo, a nano-encapsulated formulation of cyclosporin, which is in late stage preclinical development for atopic dermatitis and psoriasis.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of Immune relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Immune’s product candidates and the sufficiency of Immune’s cash and other capital resources, the continued development by Immune of bertilimumab or its determination to seek Orphan Drug designation for the pharmaceutical product of bertilimumab are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Immune’s ability to fund such efforts with or without partners. Immune undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune’s filings with the Securities and Exchange Commission, including those discussed in Immune’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K.

Investor Contact:

Investors@immunepharma.com

SOURCE Immune Pharmaceuticals Inc.

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